Exhibit 99.1

Verisign to Present at the J.P. Morgan Global Technology, Media and Telecom Conference

RESTON, VA – May 7, 2013 – VeriSign, Inc. (NASDAQ: VRSN), the global leader in domain names, today announced that Jim Bidzos, executive chairman, president and chief executive officer, and George Kilguss III, senior vice president and chief financial officer, will speak at the J.P. Morgan Global Technology, Media and Telecom Conference in Boston, Massachusetts, on Tuesday, May 14, at 10:00 a.m. EDT. During the discussion, recent company performance and business initiatives will be highlighted. It will be possible to listen to the discussion via live audio webcast at http://investor.verisign.com. A replay of the webcast will also be available at http://investor.verisign.com after the event for a limited period of time.

About Verisign
As the global leader in domain names, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today include .com, .net, .tv, .edu, .gov, .jobs, .name and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS.

VRSNF
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Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Deana Alvy, dalvy@verisign.com, 703-948-4179

©2013 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.